UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2015

HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 906-8555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 6, 2015, HRG Group, Inc. (the “Company”) announced that Thomas Williams, Executive Vice President and Chief Financial Officer, plans to leave the Company at the start of calendar 2016.  To ensure a smooth and orderly transition to his successor, Mr. Williams will remain with the Company until January 1, 2016 or an earlier date if mutually agreed (the “Designated Date”).  The Company expects to appoint a suitable replacement prior to his departure.  Mr. Williams’ departure was not as a result of any disagreement with the Company. In connection with the foregoing, on August 6, 2015, the Company and Mr. Williams entered into a Retention and Release Agreement (the “Retention Agreement”).
In accordance with the terms of Mr. Williams’ existing employment agreement, the Retention Agreement provides that, subject to Mr. Williams’ providing a customary release of claims and his compliance with his post-termination restrictive covenants (described below), the Company will pay and provide him the following: (i) $500,000 payable over a period of twelve (12) months following the Designated Date; (ii) vesting on March 5, 2016 of unvested options to purchase 35,000 shares of Company stock that were awarded to Mr. Williams in 2012; (iii) vesting of 100% of the unpaid deferred cash portion of Mr. Williams’ annual bonuses awarded for years prior to the Designated Date, with payment thereof to be on the dates such bonuses are paid to other senior executives of the Company; (iv) continued vesting of 100% of the unvested options to purchase shares of Company stock and the unvested shares of restricted stock of the Company, that were awarded to Mr. Williams in respect of the annual bonuses for years prior to the Designated Date, such that such options and restricted stock units shall vest on the dates they would otherwise vest had Mr. Williams’ remained an employee of the Company; and (v) COBRA reimbursement for a period of up to twelve (12) months following the Designated Date.  Pursuant to the Retention Agreement, Mr. Williams will also receive a bonus for the Company’s 2015 fiscal year equal to $1,000,000, payable entirely in cash, on or prior to November 30, 2015, and will not be entitled to a bonus for fiscal 2016.  Mr. Williams will continue to receive payment of his base salary and any unpaid vacation time and unreimbursed business expenses through the Designation Date.
Mr. Williams remains subject to post-employment restrictive covenants in favor of the Company, including certain non-competition restrictions for six (6) months post-termination of employment, certain non-solicitation restrictions for eighteen (18) months post-termination of employment, and four year post-employment cooperation provision.
The foregoing description of the Retention Agreement is not complete and is qualified in its entirety by reference to the text of the Retention Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits
10.1	Retention and Release Agreement, dated as of August 6, 2015, by and between HRG Group, Inc. and Thomas A. Williams.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HRG GROUP, INC.

Date: August 6, 2015	By:	/s/ Ehsan Zargar
		Name:	Ehsan Zargar
		Title:	Senior Vice President, General Counsel & Corporate Secretary

Exhibit Index
Exhibit Number	Description

10.1	Retention and Release Agreement, dated as of August 6, 2015, by and between HRG Group, Inc. and Thomas A. Williams.